Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-145651) pertaining to the Hourly 401(k) Plan for Represented Employees at Midland and Louisville of our report dated June 28, 2011, with respect to the financial statements and schedule of the Hourly 401(k) Plan for Represented Employees at Midland and Louisville included in this Annual Report (Form 11-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
June 28, 2011